Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated April 25, 2022 on the consolidated financial statements of MHHC Enterprises, Inc. and Subsidiaries as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, included in this Regulation A Offering Statement of MHHC Enterprises, Inc. on Form 1-A POS.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

August 25, 2022